EXHIBIT 10.2

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GRANT NOTICE

Performance Stock Units – Total Corporate Performance

[Participant Name]

You have been granted Performance Stock Units (PSUs) of First Horizon National Corporation (FHNC) as follows:

GRANT DATE:	_________, 2014	GOVERNING PLAN:	Equity Compensation Plan
TARGET NUMBER OF TCP PSUS GRANTED:		PERFORMANCE PERIOD:	Three-year period 2014 thru 2016
VESTING DATE OF TCP PSUs:	To be selected by FHNC in the first quarter of 2017, if performance goals are met

This PSU award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect during the performance and vesting periods. Also, this award is subject to the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”) as in effect during the vesting period.

PSUs are not shares of stock, have no voting rights, and are not transferable. Each PSU that vests will result in one share of FHNC common stock being issued to you, subject to withholding for taxes. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested PSUs in cash, based on the fair market value of FHNC common stock on the vesting date.

PSUs that have not been forfeited prior to the vesting date will be paid based on the extent to which the performance goal for this award is achieved during the Performance Period, all as set forth in Exhibit A to this Notice. Performance for this award in Exhibit A is based on FHNC total corporate performance (“TCP”) during the Performance Period as assessed and adjusted by the Committee in accordance with Exhibit A. The target number of PSUs granted is the number that may be paid if TCP is achieved at the 100% payout level under Exhibit A; higher performance may result in a higher percentage paid (up to 150% of target); a lesser percentage may be paid for lesser performance (down to 50% of target); and, all PSUs will forfeit if the minimum performance level in Exhibit A is not achieved. The Committee will make appropriate adjustments of FHNC accounting numbers, as applicable, so that financial results are comparable across periods and will make final determinations of performance achievement and any final adjustments, all as provided or permitted by Committee action and the Governing Plan. PSUs that do not vest as a result of a failure to achieve performance as determined by the Committee automatically are forfeited.

This PSU award also is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the vesting date; but (b) if your termination of employment occurs because of your death, permanent disability, or approved normal or early retirement, the PSUs will be partially forfeited in proportion to the part of the Performance Period during which you are not employed, as determined by the Committee. The reduced PSUs will vest or not vest based on achievement of performance goals over the entire Performance Period. Retirement treatment must be approved by the Committee, and may be subject to conditions imposed by the Committee.

Other forfeiture provisions apply to this award. Currently the Plan and Policy provide for forfeiture of PSUs or recovery of PSU proceeds if you engage in certain types of misconduct or if performance data is materially false or misleading and you are substantially responsible for its accuracy. In addition, this award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this PSU award will be forfeited, or if already vested you must pay in cash to FHNC the gross pre-tax value of the award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends on the second anniversary of the vesting date. By accepting this PSU award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages or commissions owed, among other things, to satisfy any repayment obligation.

Your PSUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to vesting. From the grant date until the vesting date, dividend equivalents accumulate (without interest) as if each PSU were an outstanding share. To the extent that PSUs vest, the accumulated dividend equivalents associated with vested PSUs will be paid in cash at vesting or in the next payroll cycle. Dividend equivalents associated with forfeited PSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of PSUs as provided in the Plan and Procedures. If within two years after vesting FHNC discovers an error in any amount paid which, had it been known, would have resulted in a change in the amount paid of 5% or more: if the error favored FHNC, FHNC will pay you the difference in shares, subject to applicable taxes; or, if the error favored you, you must pay to FHNC an amount of shares or cash (at FHNC’s election) equal to the pre-tax difference.

Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividend equivalents paid to you. As of the Grant Date, the Committee’s Procedures provide that FHNC will withhold shares and cash at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PSUs this year. If you make a Section 83(b) election, it will result in the forfeiture of your PSUs. FHNC reserves the right to defer payment of PSUs if that payment would result in a loss of tax deductibility.

Questions about your PSU award?

Important information concerning the Governing Plan and this PSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your PSU grant or need a copy of the Governing Plan, the related prospectus, or the current Procedures, contact Fidelity Investment’s Executive Relationship Officer at 800-823-0217 x511. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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